EXHIBIT 4.16

AMENDMENT
TO
CLASS A AND CLASS B
WARRANTS

This  Amendment to Class A and Class B  Warrants is entered into as of November 23, 2009, by and among NeoMagic Corporation, a Delaware corporation ( the "Company") and Attiva Capital Partners, Ltd. ("Attiva"); Bluestone Financial Ltd., ("Bluestone") and Mediastone LLC, ("Mediastone") (collectively, the "Investors") with respect to  the following facts:

           A. As of October 16, 2009, the Company issued to the Investors Class A Warrants with respect to an aggregate of 20,000,000 shares of the Company's Common Stock, as well as Class B Warrants with respect to an aggregate of an additional 20,000,000 shares of the Common Stock.

           B.  Each of these Warrants entitled the Company to shorten the "Exercise Period" of the  Warrants ( as defined in the first paragraph of the Warrants), upon notice by the Company to the Investors, following the occurrence of a "Trading Price Termination Event", as defined in Section 4(c) of the Warrants.

          C. The parties now wish to modify Section 4(c) of each such Warrant to replace the phrase "greater than two hundred percent (200%) of the Exercise Price" with the phrase "greater than three hundred percent (300%) of the Exercise Price."

          For good and valuable consideration, receipt of which is hereby acknowledged, the Company and the parties hereby agree as follows:

          1. Amendment.  Section 4(c) of each Class A and Class B Warrant issued to the Investors is hereby amended to read, in full, as follows:

"(c) The term “Trading Price Termination Event” shall mean the occurrence, at any time that the Common Stock is listed for trading on anational securities exchange, other nationally recognized trading system, or is quoted on the Pink Sheets LLC or similar over-the-counter service (including, without limitation, the OTC Bulletin Board), of  a period of fifteen (15) consecutive trading days (each a "Trading Day") during which the quoted bid price of the Common Stock has been greater than three hundred percent (300%) of the Exercise Price."

2. All Other Provisions Remain in Effect. Except as provided above in Section 1 hereof, all other provisions of the Warrants shall remain in full force and effect.

This Amendment to Class A and Class B Warrants is entered into as of the date first set forth above.

NeoMagic Corporation

By	/s/ Douglas R. Young
Douglas R. Young, Chief Executive Officer

Attiva Capital Partners, Ltd.

By	/s/ David Tomasello
David Tomasello, Managing Director

Bluestone Financial Ltd.

By	/s/ David Tomasello
David Tomasello, Managing Director

Mediastone LLC

By	/s/ Jorge Granier
Jorge Granier, Managing Director